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                                                                       Exhibit 2


                         STRATEGIC COOPERATION AGREEMENT


                  THIS STRATEGIC COOPERATION AGREEMENT (the "Agreement"), dated as of this 8th day of June 2000, is made and entered into by and among eLOT, Inc., a Virginia corporation ("Parent"), eLOTTONET Inc., a Delaware corporation ("Buyer"), and Plasmanet, Inc. a Delaware corporation ("Seller").

                                    RECITALS

                  WHEREAS, Seller owns and operates Internet website entitled "freelotto.com" (together with any other websites owned, sponsored or controlled by Seller during the term of this Agreement relating to the Free Lottery Business (as defined below), the "Seller Websites") and has developed a business in connection therewith of providing users with free sweepstakes in lottery format using advertising banners and email (the "Free Lottery Business");

                  WHEREAS, Parent, Buyer and Seller are parties to an Asset Purchase Agreement, dated as of May 31, 2000 (the "Asset Purchase Agreement"), pursuant to which Buyer has agreed to purchase, and Seller has agreed to sell, the Internet website entitled "lottonet.com", including the URL "lottotrack.com" (hereinafter referred to as the "Buyer Websites"), and substantially all of the other assets of Seller related to the business conducted in connection with the Buyer Websites, including without limitation, providing pay-to-play lottery information and email results notification services with respect thereto (the "Pay-to-Play Lottery Business"); and

                  WHEREAS, the parties desire to cooperate for the purpose of obtaining Unique Users for Buyer and otherwise generating revenues for Buyer from advertising and user fees.

                  NOW, THEREFORE, in consideration of the foregoing premises, and the agreements and representations contained herein, the parties hereto agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

                  For purposes of this Agreement, the following terms shall have the following meanings:
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                                      -2-

                  "Agreement" has the meaning specified in the first paragraph of this Agreement.

                  "Asset Purchase Agreement" has the meaning specified in the Recitals to this Agreement.

                  "Average Parent Stock Price" means the average (rounded to the nearest cent) of the volume weighted averages (rounded to the nearest cent) of the trading prices of the Parent Common Stock on the principal exchange or trading market of the Parent Common Stock, as reported by Bloomberg Financial Markets (or such other source as Parent and Seller shall agree) for the thirty
(30) trading days ending on the trading day immediately preceding the applicable Measurement Date with respect to which the calculation in Section 2.2(c)(ii)(y) or Section 2.2(d)(ii)(y), as the case may be, is made.

                  "Buyer" has the meaning specified in the first paragraph of this Agreement.

                  "Buyer Websites" has the meaning specified in the Recitals to this Agreement.

                  "Competing Companies" means: The Lottery Channel, Inc. (Lottery.Com, Inc. if potential merger is successful); GTECH Holding Corporation; Autotote Corporation, Walker Digital, Inc.

                  "Confidential Information" has the meaning specified in
Section 5.1.

                  "Disclosing Party" has the meaning specified in Section 5.1.

                  "Dispose" means to offer, pledge, sell, contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose.

                  "Event" has the meaning specified in Section 6.1(c).

                  "Free Lottery Business" has the meaning specified in the Recitals to this Agreement.

                  "Indemnified Party" has the meaning specified in Section 7.2.

                  "Indemnifying Party" has the meaning specified in Section 7.2.

                  "Initial Shares" has the meaning specified in Section 2.1.

                  "Maximum Quarterly Unique User Amount" has the meaning set forth in Section 2.2(e).
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                                      -3-

                  "Measurement Date" means each March 31, June 30, September 30 and December 31, commencing on the first such date occurring after the date hereof.

                  "Net Advertising Revenues" for any period means the gross advertising revenues of Buyer for such period attributable to Unique Users delivered by Seller to, and retained by, Buyer, less commission expense of Buyer for such period attributable to such revenues, in each case determined reasonably and in good faith by Parent.

                  "Opt-in Program" has the meaning specified in Section 3.1.

                  "Parent" has the meaning specified in the first paragraph of this Agreement.

                  "Parent Common Stock" means the common stock, par value $0.01 per share, of Parent.

                  "Pay-to-Play Lottery Business" has the meaning specified in the Recitals to this Agreement.

                  "Previous High Number of Unique Users" means, with respect to each Measurement Date after the Measurement Date with respect to which Subsequent Shares were first issued, subject to Section 2.2(e), the greatest number of Unique Users provided by Seller and retained by Buyer as of any Measurement Date prior to the Measurement Date in question.

                  "Promissory Note" means a non-interest bearing unsecured promissory note of Buyer maturing three (3) years from the date of issuance (and which may be repaid in whole or in part prior to maturity at any time); provided that Buyer shall be obligated to redeem the Promissory Note on the fifth (5th) business day following any day (the "Trigger Date") on which the Average Parent Stock Price is equal to or greater than two dollars and fifty cents ($2.50) per share, at a redemption price payable in that number of shares of Parent Common Stock equal to the principal amount of such Promissory Note divided by Average Parent Stock Price on the Trigger Date.

                  "Receiving Party" has the meaning specified in Section 5.1.

                  "Representatives" has the meaning specified in Section 5.1.

                  "Seller" has the meaning specified in the first paragraph of this Agreement.

                  "Seller Websites" has the meaning specified in the Recitals to this Agreement.

                  "Subsequent Shares" has the meaning specified in Section
2.2(a).
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                  "Unique User" means, as of any date, a Verified name, email address and postal address provided to Buyer by Seller who has opted into the outbound email pay-to-play lottery results notification service to be provided by Buyer and who remains a User as of such date.

                  "User" means a subscriber to the outbound email pay-to-play lottery results notification service to be provided by Buyer.

                  "Verified" means, with respect to determining whether a person is a Unique User as of any date, that (a) an email message has been sent by Buyer to such person promptly following Seller providing such person's name, email address and postal address to Buyer, and such email message is not returned as undeliverable or is otherwise not received by such person and (b) such person did not become a User prior to Seller providing such person's name, email address and postal address to Buyer.


                                   ARTICLE II

                         CONSIDERATION FOR UNIQUE USERS

                  2.1 Prepayment for First 500,000 Unique Users. As a prepayment for the first five hundred thousand (500,000) Unique Users provided to Buyer by Seller pursuant to Article III hereof, Parent shall issue to Seller on the date hereof one million five hundred thousand (1,500,000) fully paid and non-assessable shares of Parent Common Stock (the "Initial Shares"). All conditions precedent set forth in Article VI and Article VII of the Asset Purchase Agreement shall be applicable, mutatis mutandis, to the issuance of the Initial Shares. Upon issuance of the Initial Shares and as additional consideration therefor, the two hundred and fifty thousand dollar ($250,000) limit on liability set forth in the last sentence of Section 9.3(b) of the Asset Purchase Agreement shall be deemed amended and increased to two million seven hundred and fifty thousand dollars ($2,750,000).

                  2.2 Additional Unique Users.

                           (a) As consideration for Unique Users in excess of
five hundred thousand (500,000) provided by Seller to, and retained by, Buyer pursuant to Article III hereof, Parent shall, on the terms set forth in this
Section 2.2, pay or cause to be paid to Seller either cash, shares of Parent Common Stock or, if applicable, Promissory Notes as hereinafter provided in this
Section 2.2; provided that the maximum number of Unique Users with respect to which Parent is obligated to pay consideration to Seller pursuant to this
Section 2.2 is four million five hundred thousand (4,500,000) Unique Users. Any shares of Parent Common Stock issued pursuant to this Section 2.2 are referred to herein as "Subsequent Shares".
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                           (b) Within three (3) business days after each
Measurement Date, Buyer shall give written notice to Seller of the number of Unique Users provided by Seller to, and retained by, Buyer as of such Measurement Date. At Seller's request, Buyer shall provide Seller access to its books and records during normal business hours to enable Seller to verify Buyer's calculation of such Unique Users.

                           (c) Within ten (10) business days after the first
Measurement Date as of which the number of Unique Users provided by Seller to, and retained by, Buyer exceeds five hundred thousand (500,000), Parent shall pay to Seller as consideration for such Unique Users in excess of five hundred thousand (500,000) any combination of cash, Parent Common Stock or, if applicable, a Promissory Note as provided in clauses (i), (ii) and (iii) below; provided, however, that, subject to Section 2.2(e), Parent shall not be obligated to pay consideration to Seller pursuant to this Section 2.2(c) for more than three hundred and seventy five thousand (375,000) Unique Users:

                           (i) to the extent Parent elects to pay cash as
                  consideration for all or a portion of such Unique Users, the amount payable shall equal the product of (x) three dollars ($3.00) and (y) the number of such Unique Users with respect to which Parent has elected to pay cash consideration;

                           (ii) to the extent Parent elects to pay Parent Common
                  Stock as consideration for all or a portion of such Unique Users, the number of shares of Parent Common Stock to be issued shall equal (x) the product of (A) three dollars ($3.00) and (B) the number of such Unique Users with respect to which Parent has elected to issue Parent Common Stick as consideration, divided by (y) the Average Parent Stock Price; or

                           (iii) if on such Measurement Date the Average Parent
                  Stock Price is less than two dollars and fifty cents ($2.50) per share, Parent at its election may (x) pay cash consideration to Seller for Unique Users as provided in clause
                  (i) of this Section 2.2(c) in aggregate amount equal to the Net Advertising Revenues for the quarter ending on such Measurement Date and (y) cause Buyer to issue to Seller a Promissory Note with a principal amount equal to the product of (A) three dollars ($3.00) and (B) the number of Unique Users for which Parent is obligated to pay consideration pursuant to this Section 2.2(c), less the number of Unique Users for which cash consideration is paid pursuant to clause
                  (x) of this subsection (iii).

                           (d) Within ten (10) business days after each
Measurement Date (after the Measurement Date referred to in Section 2.2(c)) as of which the number of Unique Users provided by Seller to, and retained by, Buyer exceeds the Previous High Number of Unique Users, Parent shall pay to Seller as consideration for such Unique Users in excess of

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the Previous High Number of Unique Users any combination of cash, Parent Common
Stock or, if applicable, Promissory Notes as provided in clauses (i), (ii) and
(iii) below; provided, however, that, subject to Section 2.2(e), Parent shall not be obligated to pay consideration to Seller pursuant to this Section 2.2(d) for more than three hundred and seventy five thousand (375,000) Unique Users with respect to any Measurement Date:

                           (i) to the extent Parent elects to pay cash as
                  consideration for all or a portion of such Unique Users, the amount payable shall equal the product of (x) three dollars ($3.00) and (y) the number of such Unique Users with respect to which Parent has elected to pay cash consideration;

                           (ii) to the extent Parent elects to pay Parent Common
                  Stock as consideration for all or a portion of such Unique Users, the number of shares of Parent Common Stock to be issued shall equal (x) the product of (A) three dollars ($3.00) and (B) the number of such Unique Users with respect to which Parent has elected to issue Parent Common Stock as consideration, divided by (y) the Average Parent Stock Price; or

                           (iii) if on such Measurement Date the Average Parent
                  Stock Price is less than two dollars and fifty cents ($2.50) per share, Parent at its election may (x) pay cash consideration to Seller for Unique Users as provided in clause
                  (i) of this Section 2.2(d) in aggregate amount equal to the Net Advertising Revenues for the quarter ending on such Measurement Date and (y) cause Buyer to issue to Seller a Promissory Note with a principal amount equal to the product of (A) three dollars ($3.00) and (B) the number of Unique Users for which Parent is obligated to pay consideration pursuant to this Section 2.2(d) with respect to such Measurement Date, less the number of Unique Users for which cash consideration is paid pursuant to clause (x) of this subsection (iii) with respect to such Measurement Date.

                           (e) If the number of Unique Users delivered by Seller
to, and retained by, Buyer as of the applicable Measurement Date is such that Parent would be obligated to pay consideration with respect to more than three hundred and seventy five thousand (375,000) Unique Users with respect to such Measurement Date (the "Maximum Quarterly Unique User Amount"), Parent may elect not to pay consideration with respect to Unique Users in excess of the Maximum Quarterly Unique User Amount, in which event the "Previous High Number of Unique Users" for the succeeding Measurement Date shall be deemed to exclude that number of Unique Users in excess of the Maximum Quarterly Unique User Amount; provided that the number of Unique Users in excess of the Maximum Quarterly Unique User Amount shall be credited to the next Measurement Date.
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                                      -7-

                           (f) For purposes of this Section 2.2, in the event of
any change in the Parent Common Stock by reason of any stock dividend, stock split, combination or recapitalization with respect to the Parent Common Stock, the number of shares of Parent Common Stock thereafter issuable pursuant to this
Section 2.2 (and the two dollar and fifty cent ($2.50) share price referred to in Section 2.2(c)(iii), Section 2.2(d)(iii) and the definition of "Promissory Note") shall be appropriately and equitably adjusted. In the event that Parent shall be a party to any merger, consolidation or other similar transaction pursuant to which the outstanding Parent Common Stock is converted into cash, securities or other property, thereafter, in lieu of issuing shares of Parent Common Stock which may be issued to Seller pursuant to this Section 2.2, Parent shall pay to Seller the cash, securities and other property that Seller would have received had it held at the effective time of such merger, consolidation or other similar transaction the number of shares of Parent Common Stock that would have been issuable pursuant to this Section 2.2.

                  2.3 Representations and Warranties of Parent and Buyer. Parent and Buyer hereby represent and warrant to Seller as follows:

                           (a) The shares of Parent Common Stock to be issued to
Seller hereunder have been duly authorized and, when issued in compliance with the provisions of this Agreement, will be validly issued, fully paid and non-assessable and will be free of any liens, subject to restrictions on transfer under state and/or federal securities laws.

                           (b) The authorized capital Parent consists of (i)
1,000,000 shares of Preferred Stock, par value 0.01 per share, of which no shares were issued and outstanding as of the date hereof; and (ii) 130,000,000 shares of Parent Common Stock, of which 63,996,177 shares were issued and outstanding as of March 31, 2000. As of March 31, 2000, Parent had reserved (A) 4,979,261 shares of Parent Common Stock for issuance pursuant to Parent's option plans, (B) 1,350,002 shares of Parent Common Stock for issuance pursuant to outstanding warrants and (C) 1,537,882 shares of Parent Common Stock for issuance upon conversion of convertible subordinated debentures.

                           (c) The issued and outstanding shares of Parent
Common Stock have been duly authorized and validly issued and are fully paid and non-assessable; none of the outstanding shares of Parent Common Stock was issued in violation of the preemptive and other similar rights of any securityholder of the Company.

                           (d) Assuming the accuracy of Seller's representations
and warranties set forth herein, the issuance by the Parent of the Initial Shares and the Subsequent Shares does not constitute an offer or a sale of such securities by means of any general solicitation or general advertising within the meaning of Rule 502(e) of the Securities Act of 1933, as amended.
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                                      -8-

                           (e) Assuming the accuracy of Seller's representations
and warranties set forth herein, it is not necessary in connection with the issuance and delivery of the Initial Shares and the Subsequent Shares in the manner contemplated by this Agreement to register any of such securities under the Securities Act of 1933, as amended, other than pursuant to the Registration Rights Agreement.

                  2.4 Representations and Warranties of Seller. Seller hereby represents and warrants to Parent and Buyer as follows:

                           (a) Seller is capable of evaluating the merits and
risks of its investment in Parent as a result hereof, and has the capacity to protect its own interests in making its investment in Parent. Seller (i) understands that the Parent Common Stock to be issued to it hereunder has not been registered under the Securities Act (except in accordance with the provisions of the Registration Rights Agreement), or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (ii) is acquiring the Parent Common Stock to be issued to it hereunder solely for its own account for investment purposes, and not with a view to the distribution thereof, (iii) is a sophisticated investor with knowledge and experience in business and financial matters, (iv) has received certain information concerning Parent and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Parent Common Stock, and (v) is able to bear the economic risk and lack of liquidity inherent in holding the Parent Common Stock.

                           (b) Each of the users to be provided to Buyer by
Seller will be a bona fide active name obtained from Seller's customer base.

                           (c) Seller shall deliver to Buyer at least three
hundred thousand (300,000) Unique Users within thirty (30) calendar days after the date hereof.

                  2.5 Lock-up Agreements.

                           (a) Seller agrees that it will not, directly or
indirectly, Dispose of more than five hundred thousand (500,000) Subsequent Shares during any three (3) month period; provided that Dispositions pursuant to "piggy-back registrations" pursuant to the Registration Rights Agreement of even date herewith between Parent and Seller shall not count towards such five hundred thousand (500,000) share limitation.

                           (b) Notwithstanding clause (a) of this Section 2.5,
if any officer or director of Parent who is subject to Section 16 of the Securities and Exchange Act of 1934, as amended, files a Form 4 or Form 5 that reveals such officer or director to be a net seller of shares of Parent Common Stock as shown on the appropriate form (excluding as "sales", however, the Disposition by Twelve Oaks Liquidating Trust of up to two hundred and fifty-five
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thousand ($255,000) shares of Parent Common Stock), Seller shall be permitted to sell the aggregate number of net shares sold pursuant to all such Forms for such persons for the applicable period.


                                   ARTICLE III

                            COOPERATION AND PROMOTION

                  3.1 Opt-In Program. Parent, Buyer and Seller will cooperate with each other to introduce as promptly as reasonably practicable the program described on Annex A hereto (the "Opt-in Program"), whereby the user-base of Seller can opt-in to Buyer's Pay-to-Play Lottery Business.

                  3.2 Marketing and Promotions. Seller agrees to cooperate with and assist Buyer in pursuing marketing and sales opportunities in the Pay-to-Play Lottery Business. This cooperation and assistance shall include:

                           (a) Seller permitting Buyer and Parent to create Buyer-branded and Parent-branded animated hyperlinks to the Buyer Websites and Parent's "elotteryfreeway.com" Website on the Seller Websites without charge;

                           (b) Seller making prominently displayed banner advertising available to Buyer without charge for the marketing of Buyer's Pay-to-Play Lottery Business on the Seller Websites;

                           (c) Seller periodically conducting out-bound email campaigns promoting Buyer's Pay-to-Play Lottery Business;

                           (d) Seller adding a line to the registration page of each of the Seller Websites giving all visitors the opportunity to opt-in to becoming a member of the Buyer Websites;

                           (e) Seller cooperating with Buyer to optimize durability and retention of Unique Users and minimize attrition of the Unique User base; and

                           (f) Seller actively assisting Buyer in obtaining and maintaining business relationships with Phase II, White Hat and Direct Media.

                  3.3 Additional Seller Consideration. Promptly following the issuance to Seller of the maximum number of Subsequent Shares , Parent, Buyer and Seller will negotiate
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in good faith to determine additional consideration to be paid to Seller for providing Unique Users to Buyer.

                  3.4 Lottery Results Information. Seller agrees to provide Buyer with the lottery results information that Seller currently receives from its third-party provider for a fee of one thousand dollars ($1,000) per month; provided that Buyer may elect to terminate this arrangement at any time without cost or penalty to Buyer.


                                   ARTICLE IV

                         EXCLUSIVITY AND NON-COMPETITION

                  4.1 Exclusivity. Buyer shall have the exclusive right to market products and services relating to the Pay-to-Play Lottery Business to visitors and customers of the Seller Websites, and Seller agrees not to use, maintain links to or otherwise reference on any of the Seller Websites any services or firms (other than Buyer) providing products or services relating to the Pay-to-Play Lottery Business or introduce or encourage any use of or links or references to such services or firms on sites maintained or operated for or by its clients.

                  4.2 Seller's Agreement Not to Compete. Seller recognizes the highly competitive nature of the Internet industry and agrees that the value and goodwill of Parent and Buyer and their current and future subsidiaries would be substantially impaired if Seller failed to comply with its obligations under this Article III. Accordingly, Seller hereby agrees that for the term of this Agreement, Seller shall not, directly or indirectly, on its own behalf, or on behalf of any other person (i) compete with Parent or Buyer in the Pay-to-Play Lottery Business, (ii) assist others in engaging in the Pay-to-Play Lottery Business (including, without limitation, by permitting advertisements to be displayed on any Seller Websites for any person (other than Buyer) engaged in the Pay-to-Play Lottery Business) or (iii) solicit, entice or induce any employee or customer of Parent or Buyer to terminate or diminish its relationship with Parent or Buyer.

                  4.3 Parent's and Buyer's Agreement Not to Compete. Parent and Buyer recognize the highly competitive nature of the Internet industry and agree that the value and goodwill of Seller and its current and future subsidiaries would be substantially impaired if they failed to comply with their obligations under this Article III. Accordingly, Parent and Buyer hereby agree that for the term of this Agreement, Parent and Buyer shall not, directly or indirectly, on their own behalf, or on behalf of any other person (i) engage in, promote, or feature, or assist others to engage in, promote or feature, any links to any websites (other than Seller Websites) which contain a sweepstakes in lottery format; provided, however, Buyer shall be permitted to continue the promotion of the "Pick Three Game" as currently presented on Buyer Websites and to have a "649 Game" so long as selections are not made by clicking
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on an ad banner or (ii) solicit, entice or induce any employee or customer of
Seller to terminate or diminish its relationship with Seller.

                  4.4 License to Parent and Buyer. Seller shall grant a limited, non-exclusive license to Parent and Buyer without charge during the term of this Agreement pursuant to which Parent and Buyer shall be permitted to present Seller's FreeLotto games on their websites. Seller shall assist Parent and Buyer in placing the FreeLotto games on their websites, and shall pay to Parent or Buyer, as the case may be, a fee of $.0125 (one and one-quarter cents) for each bet made by a player of a FreeLotto game on Parent's or Buyer's websites.


                                    ARTICLE V

                                 CONFIDENTIALITY

                  5.1 Confidentiality. A party receiving information hereunder is hereinafter referred to as the "Receiving Party"; the party disclosing information is hereinafter referred to as the "Disclosing Party"; and a party's officers, directors, employees, agents, professional advisors and consultants are collectively referred to as "Representatives". Each party understands that each other party may provide another party with certain proprietary and confidential information during the term of this Agreement. All such proprietary and confidential information furnished by the Disclosing Party or its Representatives to or on behalf of the Receiving Party (irrespective of the form of communication and whether such information is so furnished before, on or after the date hereof) and all analyses, compilations, data, studies, notes, interpretations, memoranda or other documents prepared by the Disclosing Party or its Representatives containing or based in whole or in part on any such furnished information is collectively referred to herein as the "Confidential Information". In addition, all such Confidential Information furnished by the Disclosing Party to the Receiving Party (irrespective of the form of communication and whether such information is so furnished before, on or after the date hereof) and all analyses, complications, data, studies, notes, interpretations, memoranda or other documents prepared by the Disclosing Party or its Representatives containing or based in whole or in part on any such furnished information are also collectively referred to as "Confidential Information." The term "Confidential Information" shall not include any documents, data or other information which: (i) at the time of disclosure or thereafter is publicly available (other than as a result of a disclosure by the Receiving Party or Receiving Party's Representatives in violation hereof); (ii) was, is or becomes available to the Receiving Party on a non-confidential basis from a source other than the Disclosing Party or its Representatives, provided that such source was not known by Receiving Party to be prohibited from disclosing such information to the Receiving Party by a legal, contractual or fiduciary obligation owed to the Disclosing Party; (iii) was or is already in the Receiving Party's possession (other than Confidential Information furnished by or on behalf of the Disclosing Party); or (iv) is independently developed by the Receiving Party or on the Receiving Party's behalf without
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                                      -12-

violating the Receiving Party's obligations of confidentiality hereunder. All Confidential Information provided by any party shall not be disclosed or referred to publicly, or to any third party, except as permitted below. The Receiving Party will disclose the Confidential Information only to its Representatives directly concerned with the transactions contemplated by this Agreement. In the event that a Receiving Party or any of its Representatives become legally compelled (by subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information of the Disclosing Party, the Receiving Party or other such person from whom such Confidential Information is being sought shall provide the Disclosing Party with prompt prior written notice of such requirement so that the Disclosing Party may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Agreement. In the event that such protective order or other remedy is not obtained, or the Disclosing Party waives compliance with the provisions hereof, the person required to provide such information agrees to furnish only such portion of the Confidential Information that is legally required to be furnished.

                  5.2 Public Announcements. Except as may be required by law, no party shall issue a press release or make any public announcement regarding or relating to the transactions contemplated by this Agreement without review by, and the prior consent of, the other parties. Each party shall consult with each other parties prior to any conference with the press or other news media relating to the transactions contemplated by this Agreement, including consultation with regard to appropriate responses to questions from the press or other media.

                  5.3 Survival. The provisions of this Article V shall survive the termination of this Agreement.


                                   ARTICLE VI

                                   TERMINATION

                  6.1 Term; Termination.

                           (a) The term of this Agreement shall commence on the
date hereof and continue for five (5) years thereafter, unless sooner terminated in accordance with this Agreement.

                           (b) Parent and Buyer, on the one hand, or Seller, on
the other hand, may terminate this Agreement in the event of a default by the other in the performance of any of its respective material obligations under this Agreement which is not cured within thirty (30) days after notice of such default has been given to the party alleged to be in default by the other party.
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                           (c) Parent and Buyer, on the one hand, or Seller, on
the other hand, may terminate this Agreement upon notice to the other if an "Event" occurs with respect to the other. For purposes of this paragraph, an "Event" shall mean:

                                    (i) a party liquidates, winds up its
                  business, dissolves or terminates it existence; or

                                    (ii) any voluntary proceeding by a party is
                  commenced under any chapter of the Federal Bankruptcy Code or other law relating to bankruptcy, bankruptcy reorganization, insolvency or relief of debtors, or any such proceeding is commenced against a party and such proceeding is not dismissed within sixty (60) days from the date on which it is filed or instituted; or a party shall make an assignment for the benefit of creditors or admit in writing its inability to pay its debts as they mature or that it is otherwise insolvent.

                           (d) Notwithstanding anything herein above to the
contrary, Seller shall have the right to terminate this Agreement without any further obligations to Parent or Buyer upon ten (10) days prior notice in the event Seller determines in its sole and absolute discretion that the continuation of this Agreement would be adverse to the pursuance or consummation of a merger, acquisition, or change of control transaction, provided, however, that should Seller terminate this Agreement pursuant to this Section 6.1(d), Seller will not compete for a period of eighteen (18) months in the Pay-to-Play Lottery Business and specifically not to engage in a cooperation agreement with the any Competing Companies or their subsidiaries or affiliates.


                                   ARTICLE VII

                                 INDEMNIFICATION

                  7.1 Mutual Indemnification. Each party hereby agrees to indemnify and hold harmless each other party, its parent and subsidiary companies and their respective officers, agents, directors, employees and authorized representatives from and against any costs, losses, liabilities and expenses, including court cost, reasonable expenses and reasonable attorney's fees, that any of them may suffer, incur or be subjected to by reason of any legal action, arbitration or other claim by a third party arising out or as a result of the operations of the indemnifying party's website, any allegations that the use of the indemnifying party's marks, links and/or content on its websites violates any intellectual property rights of any third party or any allegation that any content on its website is defamatory or violates any privacy or publicity rights of any third party.

                  7.2 Indemnification Procedures. If any party entitled to indemnification hereunder (an "Indemnified Party") makes an indemnification request to the other, the Indem-nified Party shall permit the other party (the "Indemnifying Party") to control the defense, disposition or settlement of the matter at its own expense; provided that the Indemnifying Party shall not, without the consent of the Indemnified Party, enter into any settlement or agree to any disposition that imposes an obligation on the Indemnified Party that is not wholly discharged or dischargeable by the Indemnifying Party, or imposes any conditions or obligations on the Indemnified Party other than the payment of monies that are readily measurable for purposes of determining the monetary indemnification or reimbursement obligations of Indemnifying Party. The Indemnified Party shall notify Indemnifying Party promptly of any claim for which Indemnifying Party is responsible and shall cooperate with Indemnifying Party in every commercially reasonable way to facilitate defense of any such claim; provided that the Indemnified Party's failure to notify Indemnifying Party shall not diminish the Indemnifying Party's obligations under this Section except to the extent that Indemnifying Party is materially prejudiced as a result of such failure. An Indemnified Party shall at all times have the option to participate in any matter or litigation through counsel of its own selection and at its own expense.


                                  ARTICLE VIII

                                  MISCELLANEOUS

                  8.1 No Partnership of Agency. This Agreement does not constitute a joint venture or partnership by the parties, and each party is entering into this Agreement as a principal and not as an agent of any other party.

                  8.2 Entire Agreement; Waivers.

                           (a) This Agreement and the annex hereto constitute
the entire agreement between the parties pertaining to the subject matter hereof. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all the parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

                           (b) The annex attached to this Agreement is
incorporated herein by reference as if set forth in full herein.

                  8.3 Successors and Assigns. This Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective permitted successors and assigns.

                  12.4 Effect of Headings. The subject headings of the paragraphs and subparagraphs of this Agreement are included for purposes of convenience only, and shall not affect the construction of any of its provisions.

                  12.5 Notices.

                           (a) A notice required or permitted to be given by one
party to another under this Agreement must be in writing and is treated as being duly given if it is: (i) sent by air courier to that other party's address; (ii) delivered personally or by commercial delivery service to that other party's address; (iii) mailed by registered or certified mail (return receipt requested) to that other party's address; or (iv) sent by facsimile to the other party (with printed acknowledgment of completed transmission).

                           (b) A notice given to a party in accordance with
Section 8.5(a) is treated as having been duty given and received: (i) when delivered (if left at that party's address or delivered personality or by commercial delivery service to that other party's address); (ii) two (2) business days after delivery to the courier (if sent by air courier); or (iii) on the business day of receipt of the transmission (if given by facsimile and sent to the facsimile receiver number of that party with printed acknowledgment of completed transmission).

         To Parent or Buyer:        eLOT, Inc.
                                    301 Merritt 7 Corporate Park
                                    Norwalk, CT  06851
                                    Attention:        Robert Daum
                                                      Barbara Anderson, Esq.
                                    Fax: (203) 840-8639

         With copies to:            Cahill Gordon & Reindel
                                    80 Pine Street
                                    New York, NY  10005
                                    Attention:        Richard E. Farley, Esq.
                                    Fax:  (212) 269-5420

         To Seller:                 Plasmanet, Inc.
                                    420 Lexington Avenue
                                    Suite 2435
                                    New York, NY  10170
                                    Attention:        Kevin Aronin
                                                      Edward Curtin, Esq.
                                    Fax:  (212) 931-6761

Any party may change its address for purposes of this paragraph by giving notice of the new address to each of the other parties in the manner set forth above.

                  8.6 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York applicable to agreements made and to be performed wholly within such jurisdiction without regard to the conflicts of laws provisions thereof. Each of the parties agrees to personal jurisdiction in any action brought in any court, Federal or State, within the State of New York having subject matter jurisdiction over matters arising under this Agreement. Any suit, action or proceeding arising out of or relating to this Agreement shall only be instituted in a Federal or State court located in the State of New York. Each party waives any objection which it may have now or hereafter to the laying of the venue of such suit, action or proceeding, and irrevocably submits to the jurisdiction of any such court in any such suit, action or proceeding.

                  8.7 Waiver of Jury Trial. Each party hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the parties in the negotiations, administration, performance and enforcement thereof.

                  8.8 Parties in Interest. Nothing in this Agreement, express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective and permitted successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action against any party to this Agreement.

                  8.9 Severability. Should any provision of this Agreement be determined to be invalid, it shall be severed from this Agreement and the remaining provisions shall remain in full force and effect.

                  8.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

                  8.11 Attorneys' Fees. Should it become necessary for any party to this Agreement to employ an attorney (i) to assert any right or enforce any obligation under this Agreement or (ii) to defend against any action brought by another party which action arises out of this Agreement, then the prevailing party shall be entitled to recover reasonable attorneys' fees from the nonprevailing party.

                  8.12 Assignment. Seller shall not assign this Agreement without first obtaining the written consent of Parent and Buyer. Neither Parent nor Buyer may assign its rights hereunder without the consent of Seller.

                  IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date written above by their duly authorized representatives.

                                      eLOT, INC.


                                      By:  /s/ Robert Daum
                                           ------------------------------------
                                           Name: Robert Daum
                                           Title: Executive Vice President


                                      eLOTTONET INC.


                                      By:  /s/ Robert Daum
                                           ------------------------------------
                                           Name: Robert Daum
                                           Title: Executive Vice President


                                      PLASMANET, INC.


                                      By:  /s/ Edward R. Curtin
                                           ------------------------------------
                                           Name:  Edward R. Curtin
                                           Title: Sr. Vice President and
                                                      General Counsel

                                                                         ANNEX A

                  Within thirty (30) calendar days after Closing, LottoNet to have an established Internet based email lottery notification service (LENS), which will provide email notification of official state lottery results to "opt-in" subscribers.

                  Seller agrees to provide assistance to Buyer so that Buyer may establish a functional LENS system and database.

                  Seller agrees to offer at its Freelotto.com site, a link that for FreeLotto.com subscribers to access to Buyers free lottery notification services.

                  Seller also agrees to include in its FreeLotto.com registration, an option whereby the FreeLotto registrant would have the opportunity to receive official lottery results from the Buyer by checking (or un-checking) an option box on the FreeLotto registration page.

                  Seller will assist in establishing a business relationship with email Internet campaign manager and distributor, White Hat.